Exhibit 99.1

Sterling Financial Corporation Completes Acquisition
of Seattle-area Operations of Boston Private Bank & Trust Company
Transaction expands and enhances Sterling’s presence in the Seattle market

Spokane, Wash. — May 13, 2013 – Sterling Financial Corporation (NASDAQ:STSA) (the “Company”) today announced that its principal operating subsidiary completed the acquisition of the Seattle-area operations of Boston Private Bank & Trust Company effective May 10, 2013. The transaction included the acquisition of approximately $276 million in performing loans and $172 million in deposits.

“This acquisition is well-aligned with our strategic focus on the Seattle market,” said Greg Seibly, president and chief executive officer of Sterling. “We welcome the new employees who are joining Sterling and look forward to providing our award-winning level of service to our new customers.”

About Sterling Financial Corporation

Sterling Financial Corporation (NASDAQ:STSA) of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a Washington state chartered and federally insured commercial bank. Sterling Savings Bank does business as Sterling Bank and, in California, Sonoma Bank and Borrego Springs Bank. Sterling offers banking products and services, mortgage lending, and trust and investment products to individuals, small businesses, corporations and other commercial organizations. As of March 31, 2013, Sterling had assets of $9.26 billion and operated depository branches in Washington, Oregon, Idaho and California. Visit Sterling’s website at www.bankwithsterling.com.
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Media contact:
Cara L. Coon
(509) 626-5348
cara.coon@bankwithsterling.com

Investor contact:
Patrick Rusnak
(509) 227-0961
patrick.rusnak@bankwithsterling.com

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